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                                                                    Exhibit 99.1

                                                                    NEWS RELEASE


Contact:  Richard H. Roberts
          Senior Vice President
          (423) 636-7100


          FORWARD AIR CORPORATION ANNOUNCES PURCHASE OF ASSETS OF DTSI

GREENEVILLE, Tenn. (December 4, 2000) - Forward Air Corporation (Nasdaq/NM:
FWRD) announced that it has purchased the assets of Dedicated Transportation Services, Inc. based in Santa Ana, California.

DTSI is a leading contractor to the air cargo industry providing both truckload and less than truckload surface transportation to its nationwide customer base. DTSI operates a national network comprised of company locations and agent locations serving 70 U.S. markets. The air freight operations of DTSI will be integrated into the operations of Forward Air, Inc., a subsidiary of Forward Air Corporation.

Commenting on the acquisition, Forward Air President Bruce A. Campbell said, "The high quality of DTSI's operations and customer base will be a strategic fit with our Forward Air operations allowing us to provide a more comprehensive level of service to our existing customers."

Forward Air Corporation is a high-service-level contractor to the air cargo industry providing time-definite service in the United States and Canada.

This press release and statements made by the Company in reports to its shareholders and public filings, as well as oral public statements by the Company's representatives, may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, factors that might cause such a difference include economic factors such as recessions, inflation, higher interest rates and downturns in customer business cycles, the Company's inability to maintain its historical growth rate due to a decreased volume of freight moving through the Company's network, competition, surplus inventories, loss of a major customer, the Company's lack of prior operating history as an entity independent of the truckload operations, the ability of the Company's information systems to handle increased volume of freight moving through its network, and the availability and compensation of qualified independent owner-operators to serve the Company's transportation needs. The Company disclaims any intent or obligations to update these forward-looking statements.



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